Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS FIRST QUARTER 2025

RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, April 30, 2025 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported first quarter 2025 results: The Company’s revenues in the first quarter 2025 were $91.3 million, compared to $71.7 million in the first quarter 2024, an increase of $19.6 million, or 27.3%. The increase in revenues in the first quarter 2025, compared to the first quarter 2024, resulted from an increase in sales volumes of the Company’s lime and limestone products, principally to the Company’s construction and environmental customers, and an increase in average selling prices for the Company’s lime and limestone products.

The Company’s gross profit was $46.2 million in the first quarter 2025, compared to $30.6 million in the first quarter 2024, an increase of $15.5 million, or 50.8%. The increase in gross profit in the first quarter 2025, compared to the first quarter 2024, resulted primarily from the increases in revenues discussed above.

Selling, general and administrative (“SG&A”) expenses were $6.3 million in the first quarter 2025, compared to $4.8 million in the first quarter 2024, an increase of $1.4 million, or 29.2%. The increase in SG&A expenses in the first quarter 2025, compared to the first quarter 2024, was primarily due to increased personnel expenses, including stock-based compensation.

Other (income) expense, net was $3.1 million income in the first quarter 2025, compared to $2.5 million income in the first quarter 2024, reflecting an increase of $0.6 million. The increase in other (income) expense, net for the first quarter 2025, compared to the first quarter 2024, was primarily due to interest earned on higher average balances of cash and cash equivalents.

The Company reported net income of $34.1 million ($1.19 per share diluted) in the first quarter 2025, compared to $22.4 million ($0.78 per share diluted) in the first quarter 2024, reflecting an increase of $11.7 million, or 52.0%.

“We are pleased with the Company’s strong financial performance in the first quarter 2025. We continued to see solid demand from our construction customers during the quarter, which was further amplified by some large, ongoing construction projects,” said Timothy W. Byrne, President and Chief Executive Officer.

Dividend

The Company announced today that the Board of Directors has declared a regular quarterly cash dividend of $0.06 per share on the Company’s common stock. This dividend is payable on June 13, 2025 to shareholders of record at the close of business on May 23, 2025.

* * *

United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), industrial (including paper and glass manufacturers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), metals (including steel producers), roof shingle manufacturers, agriculture (including poultry producers), and oil and gas services industries. The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Missouri, Oklahoma, and Texas through its wholly owned subsidiaries, Arkansas Lime Company, ART Quarry TRS LLC (DBA Carthage Crushed Limestone), Colorado Lime Company, Mill Creek Dolomite, LLC, Texas Lime Company, U.S. Lime Company, U.S. Lime Company-Shreveport, U.S. Lime Company-St. Clair, and U.S. Lime Company-Transportation. In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company-O & G, LLC, has royalty and non-operated working interests in natural gas wells located in Johnson County, Texas, in the Barnett Shale Formation.

Any statements contained in this News Release, including, but not limited to, statements relating to changes in demand, that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
INCOME STATEMENTS

Revenues	$91,253	$71,687
Cost of revenues	45,097	41,080
Gross profit	$46,156	$30,607

Selling, general and administrative expenses	6,262	4,848
Operating profit	$39,894	$25,759

Other (income) expense, net	(3,091)	(2,540)
Income tax expense	8,872	5,860
Net income	$34,113	$22,439

Income per share of common stock:
Basic	$1.19	$0.79
Diluted	$1.19	$0.78
Weighted-average shares outstanding:
Basic	28,623	28,537
Diluted	28,719	28,623
Cash dividends per share of common stock	$0.06	$0.05

	March 31,	December 31,
	2025	2024
BALANCE SHEETS
Assets:
Current assets	$388,337	$354,782
Property, plant and equipment, net	191,810	182,891
Other non-current assets	5,108	5,490
Total assets	$585,255	$543,163
Liabilities and Stockholders’ Equity:
Current liabilities	$25,391	$16,962
Deferred tax liabilities, net	23,088	23,659
Other long-term liabilities	4,569	4,801
Stockholders’ equity	532,207	497,741
Total liabilities and stockholders’ equity	$585,255	$543,163

- end -